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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Valmont Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Proxy Statement

For The
April 27, 2010
Annual Shareholders' Meeting

Dear Shareholder:

        You are cordially invited to attend Valmont's annual meeting of shareholders on Tuesday, April 27, 2010 at 2:00 p.m. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha, Nebraska. You may enter the building through the atrium entrance on the east side.

        The formal meeting of shareholders will be followed by a review of Valmont's business operations and our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the directors and officers about the activities of the Company.

        If you cannot attend the meeting in person, please vote your shares by proxy. Please complete, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt voting of your shares will help your Company avoid additional solicitation costs. Your vote is important, either in person or by proxy.

        I look forward to seeing you at our annual meeting.

Sincerely,

Mogens C. Bay Chairman and Chief Executive Officer

Valmont Industries, Inc.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Tuesday, April 27, 2010 at 2:00 p.m. local time for the purpose of:

  (1)
  Electing two directors of the Company to three year terms.

  (2)
  Ratifying the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2010.

  (3)
  Transacting such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 1, 2010 are entitled to vote at this meeting. If you do not expect to be present at the annual meeting and wish your shares to be voted, please complete, sign, date and mail the enclosed proxy form.

By Order of the Board of Directors

E. Robert Meaney Secretary One Valmont Plaza Omaha, Nebraska 68154-5215 March 23, 2010

PROXY STATEMENT

To Our Shareholders:

        The board of directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the annual meeting of shareholders to be held on Tuesday, April 27, 2010, or at any adjournments thereof.

        At the close of business on March 1, 2010, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 26,300,415 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

        The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

        Election of the two director nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the annual meeting. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes "withheld" than "for" in an election is required to tender his resignation to the board, and the resignation will be accepted or rejected by the board as more fully described in "Election of Directors".

        The ratification of the appointment of the auditors will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

        Any shareholder giving a proxy may revoke it before the meeting whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., One Valmont Plaza, Omaha, Nebraska 68154-5215. To be effective, a mailed revocation must be received by the Corporate Secretary before the date of the meeting and a telephonic or Internet revocation must be submitted by 12:00 p.m. Eastern Time on April 26, 2010. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

        The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 23, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2010

The proxy statement and annual report to shareholders for the fiscal year ended December 26, 2009 are available at our website: www.valmont.com/proxy.

Certain Shareholders

        The following table sets forth, as of March 1, 2010, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) executive officers named in the summary compensation table and directors and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership March 1, 2010(1)	Percent of Class(2)
Robert B. Daugherty c/o Valmont Industries, Inc. Omaha, NE 68154	4,143,568	15.8%
Neuberger Berman Group LLC(3) 605 Third Avenue New York NY 10158	1,332,174	5.1%
Mogens C. Bay	551,504
Thomas F. Madison	80,536
Stephen R. Lewis, Jr.	28,606
Walter Scott, Jr.	126,606
Kenneth E. Stinson	86,606
Kaj den Daas	16,606
Glen A. Barton	18,634
Clark T. Randt, Jr.	328
Daniel P. Neary	10,606
Terry J. McClain	80,264
E. Robert Meaney	81,211
John G. Graboski	5,932
Brian J. Desigio	1,384
All Executive Officers and Directors As Group (16 persons)	1,169,435	4.4%

(1)
Includes shares which the directors and executive officers have, or within 60 days of March 1, 2010 will have, the right to acquire through the exercise of stock options, as follows: 53,968 shares for Mr. Bay; 28,000 shares for Messrs Madison, Scott and Stinson; 16,000 shares for Mr. Lewis; 8,000 shares for Mr. den Daas; 4,000 shares for Messrs. Barton and Neary; 15,167 shares for Mr. McClain; 4,384 shares for Mr. Meaney; 3,601 shares for Mr. Graboski; 1,234 for Mr. Desigio and 204,696 shares for all executive officers and directors as a group.

(2)
Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of common stock.

(3)
Based on a Schedule 13G filed by Neuberger Berman Group LLC with the Securities and Exchange Commission on February 17, 2010.

 Corporate Governance

        Valmont is committed to having strong corporate governance principles. The board of directors believes such principles are essential to the effective operation of Valmont's businesses and to maintaining Valmont's integrity in the marketplace.

Overview

        The board of directors has adopted corporate governance principles which are set out in the "Investor Relations" section of the Company's website at www.valmont.com. The following corporate governance documents also appear on the Company's website and these documents and the Company's Corporate Governance Principles are available in print to any shareholder upon request to the Corporate Secretary:

  •
  Code of Business Conduct

  •
  Code of Ethics for Senior Officers

  •
  Audit Committee Charter

  •
  Human Resources Committee Charter

  •
  Governance and Nominating Committee Charter

  •
  International Committee Charter

  •
  Procedures for bringing concerns or complaints to the attention of the Audit Committee

        The board met five times during 2009. Directors are encouraged to attend the annual shareholders meeting and all Company directors attended the 2009 annual shareholders meeting. The board of directors periodically reviews the Corporate Governance Principles and any changes are communicated to shareholders by posting them on the Company's website.

Board Leadership Structure and Risk Oversight

        The board's leadership structure consists of a Chairman and a Lead Director, which the board believes is appropriate for the Company at this point in time. The Chairman is also the Chief Executive Officer. The board believes this combined role promotes unified leadership and direction for the board and executive management and allows for a single clear focus for the chain of command to execute the Company's strategic initiatives and business plans. The board does not believe the combined role adversely affects the independence of the board. All board members have substantial business experience and all board members, with the exception of the Chief Executive Officer, are independent within the meaning of the Company's corporate governance principles and the NYSE Listing Standards. The Company's independent directors meet in executive session without management present at every board meeting.

        The board has established the position of Lead Director. The position is filled by an independent director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the Chairman and the independent directors, discusses board meeting agendas with the Chairman, and has the ability to call meetings of the independent directors. Interested parties who wish to contact the board of directors or the lead director may communicate through the lead director by writing to: Lead Director of Valmont Board of Directors, Valmont Industries, Inc., One Valmont Plaza, Suite 601, Omaha, Nebraska, 68154-5215.

        The board has oversight responsibility for risks affecting the Company. The board has delegated risk oversight with respect to operational, compliance and financial matters to the Audit Committee and has delegated risk oversight with respect to compensation matters to the Human Resources Committee.

Governance Actions

        The board of directors and board committees have taken a number of actions to strengthen corporate governance. The more significant actions include:

  •
  The board of directors has approved bylaws which adopt a majority voting system for the election of directors.

  •
  The board of directors has adopted director stock ownership guidelines. The guidelines provide that directors should own Valmont common stock with a value at least equal to five times the director's annual retainer. Directors have five years after joining the board to meet the guidelines.

  •
  The board of directors has adopted an executive compensation recoupment policy. The policy generally provides that if Valmont is required to restate its financial statements for a period after fiscal 2006, the board of directors may require reimbursement of all or any part of any cash or stock award granted in December 2007 or later based on an incentive plan that relates to the performance of Valmont, if the employee engaged in certain conduct which caused or contributed to the need for the restatement. The board of directors has the right to apply the reimbursement policy in all cases to the Chief Executive Officer, Chief Financial Officer and Group President (if the conduct occurred in the Group) if an employee engaged in the designated conduct.

  •
  The Human Resources Committee has engaged Frederick W. Cook & Co. ("Cook") as its independent executive compensation consulting firm. The Company does not engage Cook for any services beyond their support of the Human Resources Committee.

  •
  The board of directors in December 2005 did not extend the term of the Company's expiring Shareholder Rights Plan, effectively terminating the Shareholder Rights Plan.

Board Independence

        The board of directors is composed of a majority of independent directors. The board has established independence standards for Valmont's directors. These standards are set forth below and are contained in the Company's Corporate Governance Principles and follow the director independence standards established by the New York Stock Exchange:

  •
  A director will not be independent if, within the preceding three years (1) the director was employed by Valmont or an immediate family member of the director was an executive officer of Valmont, (2) a Valmont executive officer was on the compensation committee of the board of directors of a company which employed the Valmont director as an executive officer or which employed an immediate family member of the director as an executive officer, or (3) the director or the director's immediate family member received more than $120,000 during any twelve-month period in direct compensation from Valmont (other than director and committee fees).

  •
  A director will not be independent if (1) the director is an executive officer or an employee, or the director's immediate family member is an executive officer, of another company and (2) the other company made payments to, or received payments from, Valmont for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company's consolidated gross revenues or (ii) Valmont's consolidated gross revenues.

  •
  A director will not be independent if (1) the director or an immediate family member is a current partner of Valmont's independent auditor, (2) the director is an employee of Valmont's independent auditor, (3) the director has an immediate family member who is a current employee of Valmont's independent auditor who personally works on Valmont's audit, or (4) the director or an immediate family member was within the last three years a partner or employee of Valmont's independent auditor and personally worked on Valmont's audit within that time.

  •
  For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who satisfy the above independence standards. The board's determination of each director's independence is disclosed annually in the Company's proxy statement.

  •
  Tax-exempt organizations to which Valmont makes contributions shall not be considered "companies" for purposes of these independence standards. However, Valmont will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such tax-exempt organization's consolidated gross revenues.

        The board has determined that all directors except Mr. Bay (the Company's Chief Executive Officer) have no material relationship with the Company and are independent within the meaning of the Company's Corporate Governance Principles and the NYSE listing standards. The directors determined that an aircraft interchange agreement and related agreements between the Company and Mutual of Omaha (an insurance and financial services company with $4.2 billion revenue), sales of product by the Company to a subsidiary of Royal Philips Electronics N.V. (an international manufacturer with $33.9 billion revenue), and sales of products to a joint venture in which a subsidiary of Peter Kiewit & Sons, Inc. (a construction company with $9.9 billion revenue) has a 33% interest, were immaterial.

Audit Committee

        The current members of the Audit Committee are directors Scott (Chairman), den Daas and Neary. All members of the Audit Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Audit Committee is included in this proxy statement.

        The Audit Committee met six times during 2009. The Audit Committee assists the board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company's independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles, and the Company's internal control processes. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by SEC rule S-K 404(a).

Human Resources Committee

        The current members of the Human Resources Committee are directors Stinson (Chairman), Madison, Lewis and Neary. All members of the Human Resources Committee are independent within the meaning of the Company's Corporate Governance Principles and the listing standards of the NYSE. The Human Resources Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website. The report of the Human Resources Committee is included in this proxy statement.

        The Human Resources Committee met three times during 2009. The Human Resources Committee assists the board in fulfilling its responsibilities relating to compensation of the Company's directors, executive officers and other selected employees. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for such persons. The Human Resources Committee annually reviews and approves corporate goals and objectives for the chief executive officer's compensation and evaluates the chief executive officer's performance in light of those goals and objectives. The Human Resources Committee, together with the other independent directors, determines the chief executive officer's compensation. The Committee also approves incentive compensation plans and equity based plans for executive officers and other selected employees. The Human Resources Committee has established stock ownership guidelines for company officers, which are described in this proxy statement in Compensation Discussion and Analysis. The board, upon recommendation of the Human Resources Committee, has established stock ownership guidelines for Company directors, which are described in this proxy statement in Corporate Governance—Governance Actions.

Governance and Nominating Committee

        The current members of the Governance and Nominating Committee are directors Lewis (Chairman), Madison and Barton. All members of the Governance and Nominating Committee are independent within the meaning of the Company's corporate governance principles and the listing standards of the NYSE. The Governance and Nominating Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website.

        The Governance and Nominating Committee met five times during 2009. The Governance and Nominating Committee assists the board by (1) recommending to the board Corporate Governance Principles for the Company, and (2) identifying qualified candidates for membership on the board, proposing to the board a slate of directors for election by the shareholders at each annual meeting, and proposing to the board candidates to fulfill vacancies on the board. The Governance and Nominating Committee coordinates the annual self-evaluation by the directors of the board's performance and the CEO's performance and the annual performance evaluation by each committee of the board. The Governance and Nominating Committee oversees the Company's process for consideration of nominees to the Company's board of directors. The process is described in Director Nomination Process.

International Committee

        The board established an International Committee in April 2009. The members of the International Committee are directors Barton (Chairman), den Daas, Randt and Bay. The International Committee acts under a written charter, approved by the Board of Directors, a copy of which is available on the Company's website.

        The International Committee met once during 2009. The Committee (1) periodically reviews the business strategies and initiatives of the Company's international business units, (2) periodically reviews international government and financial issues that have a significant effect on the Company, and (3) acts as a sounding board for the Chief Executive Officer and the management team concerning business opportunities and risks, including economic, political and social trends, in international markets.

Director Nomination Process

        The Governance and Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A shareholder who wishes to recommend a prospective nominee for board membership should notify the Company's Corporate Secretary in writing at least 120 days before the annual shareholder meeting at which directors are to be elected and include whatever support material the shareholder considers appropriate. The Governance and Nominating Committee will also consider nominations by a shareholder pursuant to the provisions of the Company's bylaws relating to shareholder nominations as described in "Shareholder Proposals."

        The Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee.

        The Committee evaluates each prospective nominee in light of the standards and qualifications set out in the Company's Corporate Governance Principles, including:

  •
  Background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all shareholders and not a particular interest group.

  •
  Board skill needs, taking into account the experience of current board members, the candidate's ability to work in a collaborative culture with other board members, and the candidate's qualifications as independent and qualifications to serve on the Audit Committee, Human Resources Committee and/or Governance and Nominating Committee.

  •
  Diversity, including the extent to which the candidate reflects the composition of Company shareholders and other constituencies.

  •
  Business experience, which should reflect a broad experience at the policy-making level in business, government or education, both domestically and internationally.

        The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee. The Committee assesses the effectiveness of its policies in determining nominees for director as part of its annual performance valuation.

ITEM 1:    BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

        The Company's board of directors is presently composed of nine members. The board is divided into three classes and each class serves for three years on a staggered term basis.

        Three directors have terms of office that expire at the 2010 annual meeting: Stephen R. Lewis, Jr., Kaj den Daas, and Thomas F. Madison. Mr. Madison has reached mandatory retirement age and is not seeking reelection. Two directors have been nominated by the board of directors upon recommendation of the Governance and Nominating Committee, for re-election to three-year terms: Stephen R. Lewis,

Jr. and Kaj den Daas. Following the 2010 annual meeting, the board of directors will consist of eight members.

        The Company bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his resignation to the board. The Governance and Nominating Committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his resignation will not participate in the Committee's recommendation or the board action regarding whether to accept or reject the tendered resignation.

        The shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The board of directors has no reason to believe that any such nominee will be unavailable to serve.

        The following discussion provides information about the two nominees, and the six directors whose terms expire in 2011 and 2012, including ages, years of service, business experience, and service on other boards of directors within the past five years. Information is also provided concerning each person's specific experience, qualifications, attributes or skills that led the board to conclude that the person should serve as a director of the Company.

NOMINEES FOR ELECTION—Terms Expire 2013

        Dr. Stephen R. Lewis, Jr., age 71, has been Chairman of RiverSource Funds since January 2007. RiverSource Funds (a mutual fund group with $75 billion of assets under management) was formerly IDS Funds. Mr. Lewis was president of Carleton College from 1987 to 2002, and has been President Emeritus and Professor Emeritus Economics at Carleton College since 2002. Mr. Lewis has lived and worked in Pakistan, Kenya and Botswana and has received honorary degrees from universities in Japan and Hong Kong. Mr. Lewis has more than thirty years experience in Asia and Africa, primarily advising governments on economic policy and negotiations of foreign investment and financing agreements. Mr. Lewis is a member of the Council on Foreign Relations, the Dean's Advisory Council of the Hubert H. Humphrey Institute of Public Affairs, and Vice Chairman of the board of trustees of the Carnegie Endowment for International Peace. Mr. Lewis' international economic background provides a valuable source of input for Valmont as the Company grows throughout the world. Mr. Lewis has served as a director of the Company since October 2002.

        Kaj den Daas, age 60, retired in 2009 as Executive Vice President of Philips Lighting B.V. of the Netherlands (manufacturer of lighting fixtures and related components) and Chairman of its North American Lighting Operations. Philips had revenues of approximately $32.0 billion in 2009. Mr. den Daas was responsible for oversight of the manufacturing, distribution, sales and marketing of Philips products in the United States, Canada and Mexico, with prior Philips experience in the Asia Pacific area. Mr. den Daas, a native of the Netherlands, has more than 20 years of international experience in the lighting industry. His extensive international business experience provides value to the Valmont board of directors. Mr. den Daas has been a director of the Company since October 2004.

CONTINUING DIRECTORS—Terms Expire 2012

        Glen A. Barton, age 70, was Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of construction and mining equipment, engines and gas turbines) from 1999 to January 2004. He is currently a director of Newmont Mining Corporation and previously served as a director of

Inco Limited. Mr. Barton held numerous management positions with Caterpillar from 1961 to 2004, including responsibilities for operations in North America, South America, Latin America and Japan. Mr. Barton was formerly a global advisor to The Conference Board and formerly served as a director of the U.S.-Japan Business Counsel. Mr. Barton has a degree in civil engineering. His background in manufacturing and experience in international business is an asset for Valmont's board of directors. Mr. Barton has served as a director of the Company since October 2004.

        Daniel P. Neary, age 58, has been Chairman and Chief Executive Officer of Mutual of Omaha (full service and multi-line provider of insurance and financial services) since December 2004. Mutual of Omaha's revenues are approximately $4.1 billion. He was previously President of the Group Insurance business unit of Mutual of Omaha. Mr. Neary's training as an actuary and knowledge of the financial services industry provides valuable background for board oversight of the Company's accounting matters. His experience in strategic development and risk assessment for the Mutual of Omaha insurance companies are well suited to membership on Valmont's board of directors. Mr. Neary has been a director of the Company since December 2005.

        Kenneth E. Stinson, age 67, has been Chairman of Peter Kiewit Sons', Inc. (construction and mining) since March 1998. He was Chief Executive Officer of Peter Kiewit Sons', Inc. from 1998 to 2004. He previously served as Chairman and CEO of Kiewit Construction Group, Inc. Peter Kiewit Sons', Inc. had revenues of approximately $9.9 billion in 2009. Mr. Stinson also serves as a director of ConAgra Foods, Inc. Mr. Stinson has a civil engineering degree and had management responsibility at Kiewit for the construction of highways, bridges, transit systems, power plants and refineries for commercial, industrial and governmental customers. His extensive experience in the United States infrastructure business aids the board's oversight of Valmont's engineered support structures division and utility support structures division. Mr. Stinson has served as a director of the Company since December 1996.

CONTINUING DIRECTORS—Terms Expires 2011

        Mogens C. Bay, age 61, has been Chairman and Chief Executive Officer of the Company since January 1997. He was president and Chief Executive Officer of the Company from August 1993 through December 1996. Mr. Bay currently serves as a director of ConAgra Foods, Inc. and Peter Kiewit Sons', Inc. Mr. Bay is the only Valmont officer who serves on the Company's board of directors. Mr. Bay's 31 years of experience with Valmont provides an extensive knowledge of Valmont's operating companies and its lines of business, its long-term strategies and domestic and international growth opportunities. Mr. Bay has served as a director of the Company since October 1993.

        Walter Scott, Jr., age 78, has been Chairman of Level 3 Communications, Inc. (communications and information services) since March 1998. Mr. Scott previously served as Chairman of the Board and President of Peter Kiewit Sons', Inc. Mr. Scott is a director of Berkshire Hathaway, Inc. and MidAmerican Energy Holdings Company. He previously served as a director of Commonwealth Telephone Enterprises and Burlington Resources. Mr. Scott is a civil engineer with management experience of infrastructure construction operations at Kiewit. His extensive board experience provides a valuable resource of strategic and oversight input to the Valmont board of directors. He has served as a director of the Company since April 1981.

        Clark T. Randt, Jr., age 64, is currently President of Randt & Co. LLC (business consulting). Mr. Randt served as the United States Ambassador to the Peoples Republic of China from July 2001 to January 2009. Mr. Randt was formerly a partner with the international law firm of Shearman & Sterling in Hong Kong where he headed the firm's China practice. Mr. Randt is a member of the New York and Hong Kong bar associations. His knowledge of Asian business operations and experience with U.S. investment in China serves the Company well as it expands its operations in China. Mr. Randt has served as a director of the Company since February 2009.

 Compensation Discussion and Analysis

        General.    The following compensation discussion and analysis provides information which the Human Resources Committee of the Board of Directors (the "Committee") believes is relevant to an assessment and understanding of Valmont's executive compensation programs. This discussion should be read in conjunction with the summary compensation table and related tables in this proxy statement and the "Human Resources Committee" information in the corporate governance section in this proxy statement.

        Compensation Objectives and Strategies.    Valmont's executive compensation programs, policies and practices are approved by the Committee. The compensation programs apply to executive officers and to certain key employees who are not executive officers. The programs specifically apply to the executive officers listed in the summary compensation table (named executive officers). The Committee has established Valmont compensation objectives pursuant to which Valmont's compensation programs are designed to:

  •
  target total compensation amounts at competitive market levels to attract, retain, motivate and reward the performance of executive officers and other key employees;

  •
  direct management focus to the long-term growth of the Company, enhance shareholder value, and ensure that executive officers have significant ownership without increasing dilution over acceptable levels; and

  •
  pay for performance by providing performance based incentive plans measured against established targets, with no guaranteed minimum payment provisions, and with total awards above median market levels for exceeding performance targets.

        The Committee established compensation strategies designed to carry out the compensation objectives, including:

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  total compensation evaluated by position, on an annual basis, against like positions in companies of similar sales volume, according to data provided by outside compensation consultants; and

  •
  base pay, annual incentives and long-term incentives targeted at median market levels, with the opportunity for annual and long-term incentives at the 75th percentile or higher for significantly exceeding performance targets.

The Committee in December 2006 engaged Frederic W. Cook & Co., Inc. ("Cook") as the Committee's independent executive compensation consultant. Cook reports directly to the Committee and provides advice to the Committee on the structure and amounts of executive and director compensation. Cook provides no other services to the Company.

        Compensation Processes and Practices.    The Committee follows certain processes and practices in connection with the structure and implementation of executive compensation plans.

  •
  The elements of compensation, and total compensation, are reviewed against general industry survey data and a peer group developed by Cook and approved by the Committee. The Committee uses the survey data and peer group information to assess the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

  •
  The Committee used as its primary benchmark a general industry Hewitt Survey of 119 companies which Cook adjusted to provide representative compensation levels for companies within a range of Valmont's annual revenues.

  •
  The Committee also used a peer group developed by Cook as a supplemental benchmark of CEO and CFO pay levels. The peer group for 2009 consisted of the following fourteen companies:

Barnes Group	Hubbell	Titanium Metals
Crane	IDEX	TORO
FlowServe	Lindsay	Trinity Industries
Gardner Denver	Mueller Water	Watts Water
Hascro	Thomas & Betts

    The Company's size relative to the peer group approximated the peer group median revenues and was slightly above the peer group median market cap.

  •
  The Company also reviews a tally sheet with respect to the total compensation of each named executive officer and each group president.

  •
  The compensation programs provide for both cash and equity elements. Base salary and annual incentives are paid in cash. Long-term incentives comprised of performance shares are paid in cash for executives who have met their stock ownership guidelines, and are paid 50% in cash and 50% in equity for other executives. Stock options are settled in equity.

  •
  The Committee determines the mix of cash and equity compensation. The Committee has no pre-established policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee reviews information provided by compensation consultants to determine the appropriate level and mix of incentive compensation. The Committee believes that a majority of an executive's overall compensation should be incentive-based and that each executive who has not attained applicable stock ownership guidelines should receive at least 50% of long-term compensation in equity.

  •
  The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives and strategies and performance goals.

  •
  The Company's programs have been designed so that compensation paid to executive officers will be deductible under the Internal Revenue Code's compensation limits for deductibility, although the Committee may from time to time make restricted stock awards or discretionary cash awards in excess of the deductibility limits. Executive compensation generally produces ordinary income to the executive and a corresponding tax deduction for Valmont, except for amounts deferred under Valmont's qualified and related nonqualified plan, amounts subject to future vesting, and amounts related to stock awards which are subject to special accounting and tax provisions.

        Elements of Compensation.    Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

  •
  The four components are base salary, annual incentives, long-term performance incentives, and equity incentives. For 2009, base salary accounted for approximately 23% of the total compensation of the named executive officers and incentive compensation accounted for approximately 77% of such total compensation.

  •
  Valmont's executive officers do not have employment agreements.

  •
  Valmont's executive officers do not have agreements providing for special payments in the event of a termination of employment or a change-of-control of Valmont. Valmont's equity incentive plans do provide for accelerated vesting of non-vested amounts in the event of a change-of-control. See "Potential Payments Upon Termination or Change-in-Control."

  •
  Valmont does not have a pension plan. Valmont's executive officers do participate in its 401(k) Plan and also participate in the related non-qualified supplemental benefit plan.

  •
  Valmont does not maintain a perquisite program for its executive officers. Valmont's Chief Executive Officer is required to use Company aircraft for personal travel, and amounts relating to such use are included in the summary compensation table.

  •
  Valmont has an executive compensation recoupment policy described on page 4.

        Base Salary.    Base salary is targeted at the competitive median level. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers and other key employees are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace. For 2009, the aggregate base salaries for the eight executive officers and three group presidents were 97% of the competitive median level.

        The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers and other key employees (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Human Resources staff, under the ultimate direction of the Chief Executive Officer, and is based on national surveys of companies with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on competitive compensation data provided by Cook and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contribution in directing the long-term success of the Company and its businesses.

        The Committee set the Chief Executive Officer's base salary at $880,000 for 2009. The Committee continued the Company's combined matching contribution under the Valmont Employees Retirement Savings Plan (a 401(k) plan) and related Restoration Plan (a non-qualified plan in place since 2002 designed to restore benefits otherwise limited by IRS regulations). The contribution is 15% of covered compensation (salary, bonus and cash incentives) for Mr. Bay, Mr. McClain and Mr. Meaney and 4.5% for other executive officers. The Committee set the contribution percentage for the top three executive officers at a higher rate due to the need to retain their critical services and the absence of any pension plan. The Company's contributions to such plans for 2009 compensation for the named executive officers (which matched the amounts contributed by such executive officers) are set forth in the Non-Qualified Deferred Compensation table.

        Based on the factors described above, the Committee made no changes to the base salaries from 2009 to 2010 for the named executive officers and such base salaries are as follows: Mr. Bay, $880,000; Mr. McClain, $429,000; Mr. Meaney, $325,105; Mr. Graboski, $263,000; and Mr. Desigio, $245,000.

        Annual Incentives.    The Company's short-term incentives are paid pursuant to programs established under the shareholder approved Executive Incentive Plan. The Committee believes that the annual bonus of officers should be based on optimizing profits. Accordingly, the programs provide for target performance levels based on the Company's earnings per share performance for executive officers, and on the respective business unit's operating income for business unit senior officers; the business unit plans included a gross working capital modifier. Annual incentives are targeted at the competitive median level. For 2009, the aggregate target annual incentives for the eight executive officers and three group presidents were 93% of the competitive median level. For executive officers' 2009 annual incentives, a target incentive was established ranging from 30% to 100% of base salary, and performance goals were set based on earnings per share performance; the percentage of base salary for the named executive officers was: Mr. Bay 100%; Mr. McClain 60%; Messrs. Meaney,

Graboski and Desigio 40%. A minimum threshold level of earnings per share had to be attained before any incentive was earned by an executive officer. Payout under the plan to any executive officer was capped at two times the target incentive and three times the target incentive for the group presidents. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year. The Committee may in addition award discretionary non-incentive based bonuses to an executive officer based on performance in a particular year; no discretionary awards were made with respect to 2009 performance.

        The Committee approved participation, including executive officers, in the programs for 2009. The threshold earnings per share performance for executive officers was set at earnings per share of $4.78, the target annual incentive was set at $5.04, with a two times target incentive set at $5.79. Based on the $5.73 earnings per share performance levels achieved during 2009, the Committee approved annual incentive payments to the named executive officers as follows: Mr. Bay, $1,689,600; Mr. McClain, $494,208; Mr. Meaney, $249,681; Mr. Graboski, $201,984; and Mr. Desigio, $188,160. In February 2010, the Committee selected the participants and established the performance goals for the 2010 annual incentive program; the performance goals for named executive officers in 2010 are again based on earnings per share performance.

        Long-Term Performance Incentives.    Long-term performance incentives for senior management employees are provided through long-term performance share programs established under the shareholder approved Executive Incentive Plan and through equity awards under the shareholder approved Stock Plans. Long-term performance incentives (long-term performance share plan and equity awards) are targeted at competitive median levels. For 2009, the aggregate target long-term incentives for the eight executive officers and three group presidents were 101% of the competitive median level.

        The current long-term performance programs operate on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (which, for the award cycle ended in 2009, was based on weighted average return on invested capital, or "ROIC") at the beginning of each award cycle. ROIC of less than 8.5% resulted in no incentive payment. ROIC of 8.5% generated an incentive payment of 50% of target, with a one times target incentive payment at 10% ROIC and a two times target incentive payment at 14% ROIC. The ROIC results were weighted 20%, 30% and 50% for 2007, 2008 and 2009 respectively. Targets for the 2007-2009 award cycle were established based on a predetermined percentage ranging from 25% to 100% of base salary, which amount is converted to performance shares valued at the Company's stock price at the beginning of the performance period. The percentage of base salary for the named executive officers was: Mr. Bay, 100%; Mr. McClain, 50%; Mr. Meaney, 30%; and Messrs. Graboski and Desigio, 25%. The performance matrix provides for the performance shares to be increased or decreased in number based on greater or lesser levels of performance. Earned performance shares are then valued at the Company's stock price at the end of the performance period; consequently, payouts may be higher or lower based on the Company's stock price performance during the award cycle. Performance incentives are generally forfeited if a participant leaves the Company before the end of the performance cycle. Prorated awards may be earned based on performance results in the event of death, disability, normal retirement, termination of employment without cause, or a change in control. Earned performance shares are capped at two times the target number of performance shares. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock; participants who have not attained applicable stock ownership guidelines receive 50% of the award in common stock.

        The Committee selected the participants, including executive officers, for participation in the award cycle ended in 2009. Based on performance goals established by the Committee, the Company's weighted average 15.27% ROIC for the three-year period ended in 2009, and the increase in the Company's stock price during the performance period (from $57.53 to $78.82) long-term incentive payments were earned by the named executive officers as follows: Mr. Bay, $2,274,380; Mr. McClain, $548,043; Mr. Meaney, $259,473; Mr. Graboski, $133,586; and Mr. Desigio, $93,715. All awards to the named executive officers were paid in cash, except 50% of Mr. Graboski's award and 50% of Mr. Desigio's award was paid in stock. In February 2009, the Committee selected the participants and established the performance goals for the 2009-2011 award cycle; the performance goals for the cycle ending in 2011 are based on a combination of growth in operating income and return on invested capital, with targets established based on a percentage of base salary ranging from 25% to 120%. The Committee in 2008 added operating income growth in addition to ROIC to balance the need for growth with the efficient use of capital. The plan for the 2010-2012 award cycle, established by the Committee in February 2010, is substantially similar to the 2009-2010 plan.

        Stock Incentives and Ownership Guidelines.    The board of directors, upon recommendation of the Committee, established during 2001 stock ownership guidelines for senior management. The guidelines require an equity position having a value of six times base salary for the Chief Executive Officer, five times base salary for the Chief Financial Officer and four times base salary for corporate officers and group presidents. The individuals are expected to achieve the targeted equity positions within three to five years. The Chief Executive Officer, Chief Financial Officer and the other named executive officers currently meet these targets, except for Mr. Graboski who joined the Company in August 2007 and Mr. Desigio who joined the Company in April 2008.

        Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the shareholder approved 2002 and 2008 Stock Plans. The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Such grants for executive officers were in 2007, 2008 and 2009 made at the regularly scheduled Committee meeting in December of each year. Stock options are granted at the market value on the date of grant and have value only if the Company's stock price increases. Stock options granted during 2009 vest beginning on the first anniversary of the grant in equal amounts over three years and expire seven years after the date of grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. Options also vest on death, disability and change-of-control; if an employee retires on or after age 62, options continue to vest for three years.

        The Committee establishes the number and terms of the options granted under the stock plans. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The table on page 2 reflects the ownership position of the directors and executive officers at March 1, 2010. The Committee, in determining grants of stock options under the stock plans, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. For 2009, stock options were granted to the named executive officers with a fair market value equal to a percentage of base salary: Mr. Bay, 120%; Mr. McClain, 70%; Mr. Meaney, 30%; Mr. Graboski, 35%; and Mr. Desigio 25%. The amounts were established so that aggregate long-term incentive compensation would be targeted at competitive median levels.

        The Committee granted options for an aggregate of 216,769 shares to 129 employees during 2009, including options to named executive officers as described below. In addition, the Committee granted restricted stock units for an aggregate of 5,700 shares to 29 international employees during 2009.

        The Committee determined in December 2007 that the equity grants to executive officers should be primarily in options in order that the awards be performance based. In December 2009, the Committee granted 43,963 stock options to Mr. Bay, 12,503 to Mr. McClain, 4,060 to Mr. Meaney, 3,832 to Mr. Graboski, and 2,550 to Mr. Desigio. The vesting provisions for these option grants are described above. The Committee determined that such grants were appropriate long-term incentives, based on market data and the Committee's review of each executive's performance.

        The Committee has stated its belief that the programs described above provide compensation that is competitive with comparable companies, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

Compensation Risk Assessment

        The Human Resources Committee in February 2010, with its independent compensation consultant, conducted a risk assessment of the Company's compensation programs. The Committee believes the programs are designed to promote long-term value creation and do not motivate imprudent risk taking. The Company sets performance goals that are reasonable in light of past performance and market conditions. The annual and long-term incentive plans for executives and senior management use an aggregate of three or more company-wide performance metrics which provide for sliding scale incentives rather than an all-or-nothing approach; all such incentives have thresholds before they are paid and all are capped. The long-term incentives, consisting of performance shares and options, have a three-year performance period or vesting period. The Company has a stock retention policy which requires retention of equity awards until stock ownership guidelines are met. The Company also has an executive clawback policy in the event of financial restatements due to fraud.

Human Resources Committee Report

        The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE Kenneth E. Stinson, Chairman Thomas F. Madison Stephen R. Lewis, Jr. Daniel P. Neary

 Executive Compensation

Summary Compensation Table

	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option Awards(2)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings ($)	All Other Compensation ($)(3)(4)	Totals ($)
Mogens C. Bay	2009	880,000	0	1,056,000	1,042,802	1,689,600	0	815,358	5,483,760
Chairman and Chief	2008	880,000	0	880,000	1,197,000	1,760,000	0	711,892	5,428,892
Executive Officer	2007	830,000	0	1,697,200	1,133,174	2,490,000	0	670,757	6,821,131
Terry J. McClain	2009	429,021	0	300,300	296,571	494,208	0	220,691	1,740,791
Sr. Vice President and	2008	416,000	0	208,000	368,676	612,033	0	220,778	1,825,487
Chief Financial Officer	2007	400,000	0	200,000	292,432	720,000	0	265,734	1,878,166
E. Robert Meaney	2009	325,105	0	97,532	96,303	249,681	0	125,139	893,760
Sr. Vice President and	2008	325,105	0	97,532	94,962	398,588	0	150,601	1,066,788
Corporate Secretary	2007	315,636	0	94,691	90,895	473,454	0	182,466	1,157,142
John G. Graboski(4)	2009	263,007	0	92,050	90,895	201,984	0	23,617	671,553
VP, Human Resources	2008	255,000	0	63,750	111,720	250,110	0	31,757	712,337
	2007	81,731	3,000	0	0	99,900	0	205,846	390,477
Brian J. Desigio(4)	2009	245,000	0	61,250	60,486	188,160	0	78,644	633,540
VP, Corporate Development	2008	164,308	0	60,000	288,897	167,132	0	176,432	856,769

(1)
Stock awards consist of (1) grant fair value of restricted shares issued to Mr. Bay in 2007 and (2) the grant date fair value (based on the target award amount) of the performance shares which can be earned by each of the above-named executives under the long-term incentive program in each fiscal year. See "Compensation Discussion and Analysis" for a description of these awards. Amounts for 2007 and 2008, previously presented as the expense recorded by the Company, have been recalculated to present the grant date fair value, in accordance with the change in SEC rules. The maximum award value, if earned (exclusive of increases in performance share value based on increases in the Company's stock price) would be two times the amounts shown in this column for the performance shares (which performance share amount for Mr. Bay in 2007 was $880,000).

(2)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB Accounting Standards Codification Topic 718. See footnote 10 to the Company's consolidated financial statements for the assumptions used in the valuation of these awards.

(3)
This column reflects amounts contributed by Valmont to its 401(k) plan and related supplemental benefit plan, which matches the amounts contributed in 2009 by executive officers in accordance with plan provisions; such contributions are 4.5% of the executive officer's salary, bonus and incentives that are paid in cash (15% for Messrs. Bay, McClain and Meaney); includes $88,761, $95,612, and $59,020 with respect to Mr. Bay's personal use of Company aircraft in 2009, 2008 and 2007, respectively, in accordance with Valmont's security policy, based on the Company's variable operating costs.

(4)
Mr. Graboski became an employee in August 2007 and Mr. Desigio became an employee in April 2008. All Other Compensation includes a start date payment of $65,000 in 2007 and relocation benefits of $139,981 in 2007 and $7,079 in 2008 with respect to Mr. Graboski and a start date payment of $100,000 in 2008 and relocation benefits of $70,387 in 2008 and $67,675 in 2009 with respect to Mr. Desigio.

 Grants of
Plan-based Awards for Fiscal 2009

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)					Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(2)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Mogens C. Bay	2/22/2009	0	880,000	1,760,000	10,023	20,046	40,092
	12/13/09							0	43,963	80.83	1,042,802
Terry J. McClain	2/22/2009	0	257,400	514,800	2,850	5,700	11,400
	12/13/09							0	12,503	80.83	296,571
E. Robert Meaney	2/22/2009	0	130,042	260,084	926	1,851	3,702
	12/13/09							0	4,060	80.83	96,303
John G. Graboski	2/22/2009	0	105,200	210,400	874	1,747	3,494
	12/13/09							0	3,832	80.83	90,895
Brian J. Desigio	2/22/2009	0	98,000	196,000	582	1,163	2,326
	12/13/09							0	2,550	80.83	60,486

(1)
Non-equity incentive awards were made with respect to the Company's 2009 annual incentive plan. Equity incentive plan awards represent performance shares under the Company's 2009-2011 long-term incentive plan. See "Compensation Discussion and Analysis" for a description of each plan. Performance shares and option awards are made under the 2008 Stock Plan.

(2)
See footnote 10 to the Company's consolidated financial statements for the assumptions used in valuing these awards.

 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mogens C. Bay	28,934	14,466	0	86.72	12/16/2014	33,333	2,725,973
	25,033	50,067		57.46	12/14/2015	33,333	2,725,973	20,046	1,639,362
		43,963		80.83	12/13/2016	37,000	3,025,860	20,856	1,705,604
						18,870	1,543,189
						10,000	817,800
Terry J. McClain	7,467	3,733	0	86.72	12/16/2014	10,000	817,800
	7,700	15,400		57.46	12/14/2015	10,000	817,800	5,700	466,146
		12,503		80.83	12/13/2016	10,000	817,800	4,929	403,094
						3,050	249,429
E. Robert Meaney	2,400	1,200	0	86.72	12/16/2014
	1,983	3,967		57.46	12/14/2015			1,851	151,375
		4,060		80.83	12/13/2016			2,311	188,994
John G. Graboski	0	10,000	0	83.57	8/26/2014
	1,267	633		86.72	12/16/2014			1,747	142,870
	2,333	4,667		57.46	12/14/2015			1,511	123,570
	0	3,832		80.83	12/13/2016
Brian J. Desigio	1,233	2,467	0	57.46	12/14/2015			1,163	95,110
	0	2,550		80.83	12/13/2016			1,865	152,520
	0	7,700		99.13	4/27/2018

(1)
The options for these individuals that expire on December 16, 2014 vested or vest in equal amounts on December 16, 2008, December 16, 2009 and December 16, 2010. The options for these individuals that expire on December 14, 2015 vested or vest in equal amounts on December 14, 2009, December 14, 2010 and December 14, 2011. The options for these individuals that expire on December 13, 2016 vest in equal amounts on December 13, 2010, December 13, 2011 and December 13, 2012. The stock options granted to Mr. Graboski that expire on August 26, 2014 vest on August 27, 2012. The stock options granted to Mr. Desigio that expire on April 27, 2018 vest on April 27, 2013.

(2)
The restricted shares vest at age 62, or if the executive's employment terminates upon death or disability, upon involuntary termination prior to age 62 without cause, or upon a change of control of the Company. Dividends are paid on restricted shares. Mr. McClain attained the age of 62 in January 2010 and the 33,050 restricted shares vested at that time. Mr. Bay attains the age of 62 in January 2011.

(3)
Number shown is based on the projected number of performance shares which can be earned under the long-term incentive plan for the three-year period ending in 2010 and the target number of performance shares under the long-term incentive plan for the three-year period ending in 2011. See "Compensation Discussion and Analysis" for a description of the provisions of the plan.

(4)
Based on the target number of performance shares at the closing market price at the end of the 2009 fiscal year ($81.78 per share).

 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Mogens C. Bay	708,997	715,572	13,362	0	3,900,008
Terry J. McClain	294,254	209,666	163,357	0	1,421,055
E. Robert Meaney	150,597	114,114	233,936	0	1,624,444
John G. Graboski	134,408	12,592	949	0	402,021
Brian J. Desigio	0	0	0	0	0

(1)
Executive officer contributions are included in the executive compensation amounts reflected in the Summary Compensation Table as part of "Salary", "Bonus" and "Non-equity Incentive Plan Compensation."

(2)
Company contributions match executive contributions to the 401(k) and related nonqualified deferred compensation plans with respect to compensation and are included in the Summary Compensation Table under "All Other Compensation." Valmont contributions are 4.5% of the executive officer's salary, bonus and cash incentives (15% for Messrs. Bay, McClain and Meaney).

(3)
The aggregate balance includes amounts contributed after the fiscal year end with respect to fiscal 2009 compensation.

(4)
The Company's nonqualified deferred compensation plan is offered to allow certain Company employees who, due to compensation and contribution ceilings established under the Internal Revenue Service regulations, are limited in making contributions to the Company's 401(k) plan. This plan is fully funded and the related assets in the plan are reported on the Company's balance sheet and are subject to creditor claims in event of the Company's bankruptcy. The vesting provisions follow that of the Company's 401(k) plan. Compensation that is eligible for deferral by the executive includes salary, bonus and cash incentives, and the executive may defer any percentage of eligible compensation. Investment values and related earnings are based on quoted market prices of the investments held by the plan. Investment alternatives under the plan are selected by each executive and may be changed based on the rules set forth by each investment fund selected by the employee. Distribution payments are made upon some specified period after separation from service in accordance with Section 409A of the Internal Revenue Code. The methods of distribution include single lump sum cash payment or annual installments for 2-10 years. In-service withdrawals are allowed in compliance with Section 409A of the Code. The Company does not have a pension plan or other defined benefit plan.

 Director Compensation

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas F. Madison	133,500	119,989	0	0	0	0	253,489
Walter Scott, Jr.	92,500	119,989	0	0	0	0	212,489
Clark T. Randt	67,083	19,998	0	0	0	0	87,081
Kenneth E. Stinson	83,500	119,989	0	0	0	0	203,489
Stephen R. Lewis, Jr.	93,500	119,989	0	0	0	0	213,489
Glen A. Barton	85,500	119,989	0	0	0	0	205,489
Kaj den Daas	86,500	119,989	0	0	0	0	206,489
Daniel P. Neary	86,500	119,989	0	0	0	0	206,489

(1)
Non-employee directors in 2009 received (1) an annual retainer of $65,000, (2) $2,500 for each board meeting attended ($1,000 if the participation was via teleconference), and (3) $2,000 for each committee meeting attended. The lead director received an additional $35,000 for the year and each committee chairman received an additional $10,000 for the year. Director Scott has elected to receive his cash fees in the form of deferred compensation which accrues interest indexed to U.S. government bonds compounded monthly. Non-employee directors also received a grant of restricted stock units with a value of $120,000 (based on the closing market price of the Company's common stock on the date of the Company's annual shareholders meeting). The equity grants are made annually on the date of and following completion of the Company's annual shareholders meeting. The restricted stock units vest on the first anniversary of the grant date (subject to deferral by the director).

(2)
Directors received stock and option grants in years prior to 2009. Outstanding restricted stock grants, restricted stock units and options for each director as of December 26, 2009 were as follows:

Name	Restricted Stock/ Restricted Stock Units	Options
Thomas F. Madison	38,606	28,000
Walter Scott, Jr.	38,606	28,000
Clark T. Randt	328	0
Kenneth E. Stinson	24,606	28,000
Stephen R. Lewis, Jr.	12,606	16,000
Glen A. Barton	8,606	4,000
Kaj den Daas	8,606	8,000
Daniel P. Neary	6,606	4,000

 Equity Compensation Plan Information

        The following table provides information about the Company's common stock that may be issued upon exercise of options, warrants and rights under existing equity compensation plans as of December 26, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (including securities plans reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,126,311	$59.06	1,110,063
Equity compensation plans not approved by security holders	0	—	0

Total	1,126,311		1,110,063

Potential Payments Upon Termination or Change-In-Control

        Valmont does not have employment agreements with its executive officers. Valmont also does not have special severance or change-in-control payment agreements with its executive officers.

        Valmont's executive officers may receive severance payments upon a termination of employment under Valmont's severance plan which is generally available to all administrative employees. The severance plan generally provides one week of salary for each year of service up to 26 weeks of salary. Valmont's executive officers would also be entitled to receive upon termination of employment amounts accumulated in their respective deferred compensation accounts, at the times and in the manner established for their respective accounts; such amounts are described in the Non-Qualified Deferred Compensation table.

        Valmont's stockholder-approved stock plans provide that all outstanding options become immediately exercisable in the event of a change-in-control and that all restrictions on restricted stock lapse in the event of such a change-in-control. A change-in-control, defined specifically in the plans, generally occurs if: (i) a person, entity or group (excluding Valmont plans) acquires 50% or more of Valmont's common stock or total voting power of Valmont's voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the company's assets occurs unless Valmont's shareholders prior to the transaction own after the transaction 50% or more of the voting power of Valmont's securities; and (iv) Valmont is liquidated or dissolved. Options granted in 2008 and subsequent years provide for continued vesting pursuant to the option terms if the optionee voluntarily retires on or after attaining age 62. If such a change-in-control or retirement had occurred on the last day of fiscal 2009, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options held by the named executed officers would have been: Mr. Bay—$1,259,394; Mr. McClain—$386,406; Mr. Meaney—$100,334; Mr. Graboski—$117,142; and Mr. Desigio—$62,420; and the value of unvested restricted stock for the named executive officers on such date would have been: Mr. Bay—$10,838,794; and Mr. McClain—$2,702,829. The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table. In addition, a pro rata portion (based on period of service and performance results) of the performance shares awarded under the long-term incentive plan may be earned in the event of death, disability, normal retirement, termination of employment without cause, or change-in-control. If such a change-in-control or retirement had occurred on the last day of fiscal 2009, the prorated value of the long-term incentive awards which would have been payable to the named executive officers would have been: Mr. Bay—$1,885,941; Mr. McClain $483,698; Mr. Meaney—$194,428; Mr. Graboski—$ 130,185; and Mr. Desigio—$120,545.

 Audit Committee Report

        The Audit Committee (the "Committee") is appointed by the board of directors to assist the board by reviewing (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's independent auditors and internal auditing department and (3) the compliance by the Company with legal and regulatory requirements. The Committee manages the Company's relationship with its independent auditors, who report directly to the Committee. The Committee has sole authority to retain, compensate, oversee and terminate the independent auditors. The Committee acts under a written charter, adopted by the board of directors, a copy of which is available on the Company's website at www.valmont.com.

        The Company's management is responsible for its financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee oversees the Company's financial reporting process and internal controls on behalf of the board of directors.

        The Committee reviews the Company's annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Committee reviews reports on various matters, including (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor's internal quality-control procedures, (4) significant changes in the Company's selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, to the Company during fiscal 2009 was compatible with the auditor's independence.

        The Committee reviewed and discussed the Company's audited financial statements for fiscal 2009 with both management and Deloitte. The Committee received from and discussed with Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence. The Committee also discussed with Deloitte any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the audit committee and the independent auditors. Based on these reviews and discussions, the Committee recommended to the board of directors and the board has approved that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

AUDIT COMMITTEE Walter Scott, Jr., Chairman Kaj den Daas Daniel P. Neary

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte Entities") conducted the 2009 and 2008 audits of the Company's financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2009 and 2008 fiscal years were as follows:

	2009	2008
Audit Fees	1,080,025	1,100,749
Audit-Related Fees	16,000	24,000
Tax Fees	89,970	124,060
Other Fees	0	0

Total Fees	1,185,995	1,248,809

        Audit Fees consist of the audit of the Company's fiscal 2009 and 2008 annual financial statements, review of the Company's quarterly financial statements during 2009 and 2008, fees associated with registration statements and other services that are normally provided in connection with statutory and regulatory filings. Audit fees also included the audit of the effectiveness of the Company's internal control over financial reporting.

        Audit-Related Fees consist of financial statement audits of employee benefit plans, consents related to Securities and Exchange Commission filings, agreed-upon procedures, documentation review in connection with the Company's internal controls over financial reporting and due diligence services performed with respect to acquisitions.

        Tax Fees consist of international tax planning and federal, state and expatriate tax compliance.

        The Committee pre-approves all audit and permitted non-audit services to be performed by the independent auditor, including audit services, audit-related services, tax services and any other services. The Committee periodically grants pre-approval of specific audit and non-audit services including cost levels for such services. Any services not covered by prior pre-approvals, or services exceeding the pre-approved cost levels, must be approved in advance by the Committee. In periods between Committee meetings, the Committee Chairman has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the 2010 audit of the Company's financial statements and requests that the shareholders ratify this appointment. A representative from Deloitte & Touche LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.

Shareholder Proposals

        Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 19, 2010 in order to be considered for inclusion in the proxy statement for such meeting.

        The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety nor more than one hundred twenty days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to Valmont and written representations from Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2009.

Other Matters

        The board of directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

By Order of the Board of Directors
E. Robert Meaney Secretary Valmont Industries, Inc.

ONE VALMONT PLAZA OMAHA NEBRASKA 68154-5215 USA
PHONE	402.963.1000
FAX	402.963.1199
www.valmont.com

valmont

Valmont Industries, Inc. One Valmont Plaza Omaha, NE 68154

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET Monday, April 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET Monday, April 26, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark "For All

The Board of Directors recommends that you Except” and write the number (s) of the nominee (s) on the line below.

vote FOR the following:

0 0 0

1. Election of Directors Nominees

01 Stephen R. Lewis, Jr. 02 Kaj den Daas

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2010. 0 0 0

NOTE: In their discretion, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. 0

(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000053790_1 R2.09.05.010

valmont

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2010 2:00 p.m.

Joslyn Art Museum 2200 Dodge Street Omaha, NE 68102

In addition to www.proxyvote.com, the Notice & Proxy Statement and 10k Wrap are available at http://materials .proxyvote .com/9 20253

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10k Wrap is/are available at www.proxyvote.com.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 27, 2010

2:00 p.m.

By signing the proxy, you revoke all prior proxies and appoint Mogens C. Bay and Walter Scott, Jr., and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting and all adjournments.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side 0000053790_2 R2.09.05.010

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Certain Shareholders
Corporate Governance
  ITEM 1: BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
Compensation Discussion and Analysis
Compensation Risk Assessment
Human Resources Committee Report
Executive Compensation
Summary Compensation Table
Grants of Plan-based Awards for Fiscal 2009
Outstanding Equity Awards at Fiscal Year-End
Nonqualified Deferred Compensation
Director Compensation
Equity Compensation Plan Information
Potential Payments Upon Termination or Change-In-Control
Audit Committee Report
  ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Shareholder Proposals
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters